                                                                   Exhibit 10(d)


                           ADLS/ADMS LICENSE AGREEMENT


         THIS LICENSE AGREEMENT, dated as of this 1st day of December, 2001, is entered into by and between BASE TEN SYSTEMS, INC., a New Jersey corporation having its principal place of business at 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701 ("Licensor"), and ALMEDICA ADVANCED TECHNOLOGY, LLC, a Delaware limited liability company having its principal place of business at 75 Commerce Drive, Allendale, New Jersey 07401 ("Licensee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Limited Liability Company Agreement of Licensee, dated as of March 29, 2001 (the "Operating Agreement"), by and between Licensor and Almedica International Inc., a Delaware corporation ("Almedica"), Almedica is the owner of 80% of the common membership interests of Licensee (the "Common Interests"), and Licensor is the owner of 20% of the Common Interests, which Common Interests of Licensor are currently being held in escrow pursuant to the terms and provisions of the Escrow Agreement (described below);

         WHEREAS, pursuant to the Operating Agreement, Almedica has contributed to Licensee capital consisting of $75,000 (the "Funds"), which Funds are currently being held in escrow pursuant to the terms and provisions of the Escrow Agreement (described below);

         WHEREAS, pursuant to the Operating Agreement, Licensor has agreed to grant, transfer and assign to Licensee of all of Licensor's right, title and interest in and to the ADLS and ADMS software systems (including all source code and documentation associated with such software), hardware and items related thereto, as reflected on Schedule A of the Operating Agreement and reproduced as Schedule A hereto (collectively, the "Licensed System"), which Operating Agreement and the grant, transfer and assignment, are subject to the approval of Licensor's shareholders;

         WHEREAS, Licensor and Almedica, among others, are parties to a certain Escrow Agreement, dated as of March 29, 2001 (the "Escrow Agreement"), pursuant to which the parties thereto have provided for, among other things, the delivery of the Funds by Licensee from escrow (a) to Licensor, if Licensor's shareholders have approved the Operating Agreement by August 31, 2001, or (b) to Licensee, if Licensor's shareholders have not approved the Operating Agreement by August 31, 2001;

         WHEREAS, upon the Licensor obtaining the shareholder approval for the Operating Agreement and the grant, transfer and assignment of the Licensed System, the parties have agreed to transfer out of escrow the Funds and distribute the Common Interests, all as set forth above;

         WHEREAS, Licensor acknowledges that Licensor's shareholders have not approved the Operating Agreement as of the date of this Agreement;

         WHEREAS, Licensee is desirous of obtaining from Licensor rights to use the Licensed System, independent of any rights otherwise provided for or contemplated by the Operating Agreement, until such time as the Operating Agreement and the grant, transfer and assignment of the Licensed System are approved by the Licensor's shareholders, pursuant to the terms and provisions set forth herein, or if Licensor's shareholders are given the opportunity to approve such grant, transfer and assignment of the Licensed System and fail to do so, until 10 years after the date of this Agreement; and

         WHEREAS, Licensor is desirous of licensing to Licensee such rights to use the Licensed System.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. GRANT OF LICENSE

         (a) Scope of License. Upon the terms and subject to the conditions herein, Licensor hereby grants to Licensee a worldwide, unlimited user, assignable and transferable right and license (the "License") to (1) use the Licensed System, including without limitation the source code therefor; (2) customize, enhance, modify and create derivative works from the Licensed System, including without limitation the source code therefor; (3) market, promote, sublicense, rent, lease, lend and otherwise distribute the Licensed System, either directly or through resellers, under Licensee's proprietary brand names; and (4) copy and reproduce the Licensed System, including without limitation the source code therefor, in furtherance of the foregoing.

         (b) Licensee's Right To Assign this Agreement. Licensee may sell, assign, license, sublicense or transfer in any way Licensee's rights with respect to the Licensed System or any part or portion thereof, in each case subject to the provisions of Section 1(b)(2) hereof. Licensee shall have the right to sell, assign, license, sublicense or transfer all or certain of its rights under this Agreement with respect to the Licensed System in the sole and absolute discretion of Licensee, provided that such sale, assignment, license, sublicense or transfer is in compliance with Section 1(b)(2) hereof. Subject to the foregoing, Licensee may, in its sole discretion, separately sell, assign, license, sublicense or transfer its rights under this Agreement with respect to each of the ADLS software and the ADMS software.

             (1) The assignment of Licensee's interest herein shall terminate all of Licensee's rights and obligations (except for Licensee's obligations with respect to confidentiality) set forth in this Agreement to the extent of such assignment.

             (2) Any sale, assignment, license or transfer of Licensee's rights under this Agreement with respect to the Licensed System by Licensee during the Term shall be made subject to the following conditions:

                 (i) Licensee shall promptly notify Licensor of any sale or assignment of Licensee's rights under this Agreement with respect to, or the grant of an exclusive license of, the Licensed System and shall provide Licensor with the name and address of any transferee of such sale or assignment or grantee of such exclusive license within 5 days after the date of such sale, assignment or grant.

                 (ii) Licensee shall advise any transferee of a sale, assignment, license or transfer of the terms, including without limitation the Term, of this Agreement.

         (c) Trademarks and Trade Names. Licensee shall have the right to use Licensor's trademarks, trade names, logos and other proprietary marks in connection with the permitted use of the License.

         (d) Limitation on Licensor's Ability to Assign. Licensor may not sell, assign, license, sublicense or transfer the Licensed System, or any part or portion thereof, until after the expiration of the Exclusivity Period (as defined below). After the expiration of the Exclusivity Period, Licensor may only Transfer the Licensed System, or any part or portion thereof, to a transferee (a "Permitted Transferee") that is not a Prohibited Transferee (as defined below) pursuant to the terms of this Agreement, provided, that such Permitted Transferee expressly acknowledges in writing that this Agreement shall be binding on it and all such Permitted Transferee's successors in interest and such transferees. Any attempt by Licensor to sell, assign, license, sublicense or transfer in any way the Licensed System or any part or portion thereof without obtaining such written acknowledgement shall be null and void. Licensor represents and warrants that it has not sold, assigned, licensed, sublicensed or transferred the Licensed System or any part or portion thereof to any person on or prior to the date hereof.

         (e) Exclusivity of License. The License shall be exclusive until the one year anniversary of the date of this Agreement (the "Exclusivity Period"). During the Exclusivity Period, Licensor shall not sell, assign, license, sublicense or transfer or in any way use (whether for itself or on behalf of others) the Licensed System or any part or portion thereof. Following the Exclusivity Period and for the remainder of the Term (as defined below), the License shall be non-exclusive, provided, however, that in no event shall Licensor (or any assignee, licensee, sublicensee or transferee of Licensor other than Licensee) sell, assign, license, sublicense or transfer the Licensed System or any part or portion thereof to a Prohibited Transferee (as defined below). For purposes of this Agreement, a "Prohibited Transferee" shall mean any of the Licensee's customers or prospects regarding the use of the Licensed System as of the date of this Agreement and/or the one-year anniversary of the date of this Agreement whose names are set forth on Schedule B hereto, or any of the respective affiliates or subsidiaries of such Licensee's customers or prospects. The names of the Prohibited Transferees shall be provided by Licensee and set forth on Schedule B and made a part of this Agreement within 5 business days after the one-year anniversary of the date of this Agreement pursuant to Section 1(f) hereof and shall not be amended or supplemented further by Licensee after such time; provided, however, that Schedule B may be deemed to be so amended or supplemented by any decision of an independent arbitrator in accordance with and pursuant to Section 1(f) hereof.

         (f) Confidentiality of Prohibited Transferees. Notwithstanding anything to the contrary contained herein, in order to maintain the confidentiality and prevent any unnecessary disclosure to Licensor of the names to be set forth on Schedule B hereto, Schedule B shall be delivered by Licensee to a single person or entity (the "Intermediary") who shall hold such schedule in trust in accordance with the following terms and provisions:

             (1) Upon receipt of Schedule B by the Intermediary, the Intermediary shall not be under any duty to give Schedule B held by it hereunder any greater degree of care than it gives its own similar property.

             (2) If, following the Exclusivity Period and during the remainder of the Term, Licensor wishes to effect a Transfer of the Licensed System or any part or portion thereof, Licensor shall submit in writing the name of each such proposed transferee (the "Proposed Transferee") to each of the Licensee and the Intermediary. Each such written submission made by the Licensor to the Intermediary is referred to herein as a "Submission."

             (3) Upon receipt from Licensor of the name of a Proposed Transferee, the Intermediary shall determine, in its reasonable, good faith judgment, whether such name, or a name substantially similar to or indicative of such name, appears on Schedule B in its possession, and, subject to Section 1(f)(4) hereof, the affirmative determination of which by the Intermediary shall constitute a binding determination on the parties hereto that such Proposed Transferee is a Prohibited Transferee.

             (4) Upon receipt from Licensor of the name of a Proposed Transferee, Licensee shall determine whether a Proposed Transferee is a Prohibited Transferee, and the determination by Licensee that such Proposed Transferee is not a Prohibited Transferee shall constitute a binding determination on the parties hereto that such Proposed Transferee is NOT a Prohibited Transferee, notwithstanding any determination by the Intermediary to the contrary.

             (5) Within 5 days of the receipt of the Submission by Licensor of the name of the Proposed Transferee, the Intermediary shall respond to Licensor and Licensee in writing with its determination pursuant to Section 1(f)(3) hereof.

             (6) Within 5 days of the receipt of the determination by the Intermediary pursuant to Section 1(f)(3) hereof, Licensee shall respond to Licensor in writing with its determination pursuant to Section 1(f)(4) hereof.

             (7) Arbitration.

                (i)   In the event the Intermediary determines pursuant to
Section 1(f)(3) hereof that the Proposed Transferee is not a Prohibited Transferee, and Licensee determines pursuant to Section 1(f)(4) hereof that the Proposed Transferee is a Prohibited Transferee, then the parties hereto agree to attempt in good faith to resolve such dispute within 14 days of the date of Licensor's receipt of Licensee's written determination, and if they fail to reach an agreement within such 14-day period, the parties agree to submit the question of whether the Proposed Transferee is or is not a Prohibited Transferee to the American Arbitration Association in New York, New York, to be determined by a single independent arbitrator.

                 (ii) The arbitrator's decision shall be in writing and shall be limited to and consist of the adoption of one of the two possible determinations.

                 (iii) The arbitrator's decision shall be final and binding upon the parties hereto, and judgment upon such decision thus obtained may be entered in any court having competent jurisdiction thereof.

                 (iv) If the arbitrator determines the Proposed Transferee is a Prohibited Transferee, then Licensor shall be responsible for and liable to Licensee for all fees and expenses of the arbitration; if the arbitrator determines the Proposed Transferee is NOT a Prohibited Transferee, then Licensee shall be responsible for and liable to Licensor for all fees and expenses of the arbitration; provided, however, that in any case each party shall bear its own fees and expenses and the fees and expenses of its attorneys and advisors.

             (8) The initial Intermediary shall be Pitney, Hardin, Kipp & Szuch, LLP ("PHKS"). In the event that PHKS (or any successor Intermediary pursuant to the terms hereof) becomes unwilling or unable to hold and maintain Schedule B and carry out the intent of the parties pursuant to the terms and provisions hereof, Licensor shall select, with the consent of Licensee, such consent not to be unreasonably withheld, an independent successor Intermediary.

2. PRICE AND PAYMENT

         Licensee shall pay to Licensor a royalty payment in the amount of $50,000, which shall be due and payable on the earlier of (i) the one year anniversary of the date of this Agreement, and (ii) the date upon which Licensor obtains shareholder approval of the Operating Agreement and the transactions contemplated thereby. After the one year anniversary of the date of this Agreement, Licensee shall pay to Licensor an annual royalty payment in the amount of $2,777.78, which shall be due and payable on the anniversary date of this Agreement at the conclusion of such year. In the event Licensor obtains such shareholder approval before the Licensee has paid Licensor an aggregate of $75,000, then, upon the certification of Licensor's secretary that such shareholder approval has been obtained, Licensee shall make a final installment payment (the "Final Installment") to Licensor in an amount equal to the greater of (x) the difference between $75,000 and the aggregate royalties earned by Licensor through such date and (y) $100. Such Final Installment shall be due and owing upon the first day of the next calendar month of the month in which such certification has been provided by Licensor to Licensee.

3. OWNERSHIP OF THE LICENSED SYSTEM

         Licensor represents that it is the owner of the Licensed System and has the right to grant the License to Licensee. Licensee acknowledges and agrees that the Licensed System contains valuable trade secrets and/or proprietary and confidential information of Licensor, and any title and right to the Licensed System vested in Licensor including any patents, copyrights, trademarks and trade secrets in the Licensed System vested in Licensor shall remain in Licensor. All other aspects of the Licensed System, including, without limitation, methods of processing, design and structure of individual programs and their interaction and programming techniques employed therein shall remain the sole and exclusive property of Licensor to the extent title to such aspects of the Licensed System are vested in Licensor. Nothing in this Agreement shall be construed to vest in Licensee any proprietary interest in the Licensed System, except for the License and as set forth below. Notwithstanding anything to the contrary contained herein, Licensee shall retain all ownership rights, title and interest in and to any enhancement to the Licensed System (including without limitation the source code therefor) and all other work product created, conceived, originated, prepared, generated or developed by or on behalf of Licensee with respect to the Licensed System. In the event Licensor produces any such enhancements or work product at the request of or on behalf of Licensee, such shall be considered a "work-made-for-hire" within the meaning of the Copyright Act of 1976, as amended. If and to the extent such enhancements or work product, or any part thereof, are found by a court of competent jurisdiction not to be a "work-made-for-hire" within the meaning of the Copyright Act of 1976, as amended, Licensor agrees that all exclusive right, title and interest in and to those enhancements or work product, and all copies thereof, are hereby expressly assigned automatically to Licensee without further consideration. The terms of this Section 3 shall survive the expiration of any term or termination of this Agreement.

4. TERM AND tERMINATION

         (a) General. The License shall continue for a period of ten (10) years from the date of this Agreement unless terminated earlier as provided herein (the "Term"). This Agreement shall automatically terminate upon the delivery by Licensor to Licensee of a Secretary's Certificate of Licensor certifying that Licensor's shareholders have duly approved the Operating Agreement, which shall be conclusive evidence of the completed grant, transfer and assignment of the Licensed System by Licensor to Licensee.

         (b) Continuation of Sublicenses. Notwithstanding any termination of this Agreement for any reason, any person or entity to whom Licensee granted a sublicense to the Licensed System prior to the effective date of such termination shall be entitled to thereafter continue using the Licensed System for the full term of such sublicense.

5. NOTICES

         All notices or payments required or permitted to be given by one party to the other under-this Agreement shall be sent (i) by hand; (ii) by certified mail, return receipt requested, or overnight courier to the parties; or (iii) by facsimile transmission with confirming copy sent to the other party by air mail; in each case to the address set forth below or to such other address as the party to receive the notice has designated by notice to the other party:

                  If to Licensor:

                  Base Ten Systems, Inc.
                  535 East County Line Road, Suite 16
                  Lakewood, New Jersey 08701
                  Attn: Kenneth W. Riley, Chief Financial Officer
                  Facsimile: (732) 370-6897

                  with a copy to:

                  Pitney, Hardin, Kipp & Szuch LLP

                  If by Delivery:

                  200 Campus Drive
                  Florham Park, New Jersey  07962
                  Attn:  Joseph Lunin
                  Facsimile: (973) 966-1550

                  If by Mail:

                  P.O. Box 1945
                  Morristown, New Jersey  07962
                  Attn:  Joseph Lunin
                  Facsimile: (973) 966-1550

                  If to Licensee:

                  Almedica Advanced Technology, LLC
                  75 Commerce Drive
                  Allendale, New Jersey  07401
                  Attn:  Dr. Edward Neiss
                  Facsimile: (201) 995-0728

                  with a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  1251 Avenue of the Americas
                  New York, New York 10020
                  Attn: Jonathan Klein, Esq.
                  Facsimile: (212) 835-6001

6. GENERAL

         (a) This Agreement is the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof and supersedes and merges all prior proposals, understandings, letters of intent and all other agreements, oral and written, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

         (b) Dates or times by which Licensor or Licensee is required to make performance under this Agreement, other than the obligation to pay the license fee provided in Section 2 hereof, shall be postponed automatically to the extent that Licensor or Licensee is prevented from meeting them by causes beyond its reasonable control.

         (c) This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to principles of conflicts of law).

         (d) If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted.

         (e) Licensor or Licensee shall have the right to collect from the other its expenses incurred in enforcing this Agreement, including reasonable attorneys' fees.

         (f) Each party shall bear its own costs and expenses in the performance of its obligations hereunder.

         (g) The waiver or failure of Licensor or Licensee to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

         (h) Licensee consents and agrees that all legal proceedings relating to the subject matter of this Agreement shall be maintained in courts sitting within the State of New Jersey, and Licensee consents and agrees that personal jurisdiction and venue for such proceedings shall lie exclusively with such courts. Service of process in any such proceeding may be made by certified mail, return receipt requested, directed to the respective party at the address at which it is to receive notice as provided herein.

         (i) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

         (j) In the event Licensor voluntarily or involuntarily becomes subject to the protection of the United States Bankruptcy Code, as amended ("Bankruptcy Code"), and Licensor or the trustee in bankruptcy rejects this Agreement under
Section 365 of the Bankruptcy Code, Licensee shall have the right to: (a) treat this Agreement as terminated; or (b) retain Licensee's rights under this Agreement, specifically including, without limitation, the right to exercise its rights granted under the License. Failure by Licensee to assert its right to retain its benefits to the intellectual property embodied in the Licensed System pursuant to Section 365(n)(1)(B) of the Bankruptcy Code with respect to an executory contract rejected by Licensor or the trustee in bankruptcy shall not be construed by the courts as a termination of such contract by Licensee under
Section 365(n)(1)(A) of the Bankruptcy Code.



                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized officer thereof as of the date first set forth above.



                                   ALMEDICA ADVANCED TECHNOLOGY, LLC



                                   By:______________________________
                                       Name:
                                       Title:


                                   BASE TEN SYSTEMS, INC.



                                   By:______________________________
                                       Name:
                                       Title:

                                   Schedule A

                                 Licensed System

                                   Schedule B

                                [to be provided]